PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2012 RESULTS

DALLAS, TEXAS … May 8, 2012 … CompX International Inc. (AMEX: CIX) announced today sales of $35.5 million for the first quarter of 2012 compared to $34.8 million in the same period of 2011.  Operating income was $2.9 million in the first quarter of 2012 compared to $8.8 million in the same period of 2011.  Operating income for the first quarter of 2011 was favorably impacted by a $7.5 million litigation settlement gain.  Net income for the first quarter of 2012 was $1.5 million, or $0.12 per diluted share, compared to $4.0 million, or $0.32 per diluted share in the first quarter of 2011. The effect of the litigation settlement gain in the first quarter of 2011 on net income was $3.4 million, or $0.27 per diluted share.

Net sales increased in 2012 principally due to $1.1 million in new sales during the quarter from the Furniture Components ergonomics healthcare product line acquired in 2011 and from growth in customer demand within our Security Products and Marine segments, partially offset by lower other Furniture Component sales.  The decrease in operating income, however, is primarily due to the net effects of:
•	The 2011 litigation settlement gain, net of related expenses;
•	Facility consolidation costs of $1.0 million in the first quarter of 2011 related to the consolidation of our precision slides manufacturing facilities; and
•	The 2012 impact of higher sales and margin improvement from production efficiencies related to the facility consolidation.

“The improved operational efficiencies resulting from our 2011 facility consolidation was evident this quarter as our gross margin improved to 26.7% from 25% in the prior year first quarter,” commented David A. Bowers, President & CEO.  “We are pleased that the first quarter of 2012 also saw organic sales growth in both our Security Products and Marine segments.  Our focus on improving gross margin is especially important given current market conditions where demand is difficult to forecast.  Overall, we are pleased with the start of 2012 and intend to continue our focus on cost as well as on new product introduction needed to aid growth as we move through the year.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs approximately 800 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.
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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2011	2012

Net sales	$34.8	$35.5
Cost of goods sold	26.1	26.0
Gross profit	8.7	9.5
Selling, general and administrative expense	6.2	6.6
Other operating income (expense):
Litigation settlement gain	7.5	-
Litigation expense	(0.2)	-
Facility consolidation costs	(1.0)	-
Operating income	8.8	2.9
Other non-operating expense, net	(0.1)	(0.2)
Income before income taxes	8.7	2.7
Provision for income taxes	4.7	1.2
Net income	$4.0	$1.5

Net income per diluted common share	$0.32	$0.12

Weighted average diluted common shares outstanding	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
	2011	2012
Assets		(Unaudited)

Current assets:
Cash and equivalents	$10.1	$4.2
Accounts receivable, net	14.2	15.5
Inventories, net	19.6	19.7
Deferred income taxes and other	3.5	4.6
Total current assets	47.4	44.0

Intangibles	36.3	36.3
Net property and equipment	51.1	51.0
Assets held for sale	6.6	6.6
Other assets	0.1	0.1

Total assets	$141.5	$138.0

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long term debt	$1.0	$1.0
Accounts payable and accrued liabilities	16.3	13.1
Income taxes	1.5	0.7
Total current liabilities	18.8	14.8

Long-term debt	23.2	22.2
Deferred income taxes	14.1	14.7
Other noncurrent liabilities	0.7	0.7
Stockholders’ equity	84.7	85.6

Total liabilities and stockholders’ equity	$141.5	$138.0